Exhibit 99.1

Kopin Acquires European Manufacturer of Reflective Microdisplays

Transaction Expands Company’s Portfolio of Display Technologies

Taunton, Mass., January 11, 2011 – Building on its leadership in full-color microdisplay technology for high-performance applications, Kopin Corporation (NASDAQ: KOPN) today announced that it has acquired all of the outstanding common stock of Scotland-based Forth Dimension Displays Ltd. (FDD), an industry leading provider of all-digital, ultrahigh-resolution, near-to-eye ferroelectric reflective microdisplays. The purchase price was approximately $11 million in cash plus an earnout provision if certain revenue milestones are reached within one year of the purchase date.

“Our acquisition of FDD opens new market opportunities for Kopin and expands our product offerings to our customers,” said Kopin President and Chief Executive Officer Dr. John C.C. Fan. “FDD’s ultrahigh-resolution reflective microdisplay is already used extensively within a variety of applications such as high-performance cinematography, training and simulation, 3D metrology and medical imaging. Its proprietary Time Domain Imaging (TDI™) technology provides beautiful high-resolution, full-color images that are critical for these high-end applications. Kopin is the leading transmissive microdisplay company in the world, and with this acquisition we will be the only microdisplay manufacturer that can offer complete system solutions with either reflective or transmissive liquid crystal display technologies,” Dr. Fan continued. “We are delighted to welcome the company’s employees to the Kopin family.”

Greg Truman, Chief Executive Officer of FDD, said, “FDD has enjoyed a very successful 2010 with design wins with several high-performance cinematography camera manufacturers. FDD is delighted to become part of Kopin, and we look forward to contributing our technology expertise to new product applications and markets.”

FDD had approximately $6 million of revenue in 2010 and Kopin projects that FDD will be accretive to 2011 earnings. All of FDD’s key employees have agreed to join Kopin.

Contact Information

Investor Relations

Richard Sneider, CFO, (508) 824 6696 or rsneider@kopin.com

Scott Solomon, VP, Sharon Merrill Associates, (617) 542-5300 or kopn@investorrelations.com

About Kopin

Kopin Corporation’s voice-activated, wireless, hands-free Golden-i® mobile computing headsets, power-efficient, ultra-small liquid crystal displays, and heterojunction bipolar transistors (HBTs) are revolutionizing the way people around the world see, hear and communicate. Kopin has shipped more

KOPIN ACQUIRES EUROPEAN MANUFACTURER OF REFLECTIVE MICRODISPLAYS	PAGE 2

than 30 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The innovative Golden-i computing headsets are generating strong interest in industrial, medical, military, homeland security and utility applications. The Company’s unique HBTs, which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin’s proprietary display, Golden-i and III-V technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin’s website at www.kopin.com.

Kopin, Golden-i, TDI and The NanoSemiconductor Company are trademarks of Kopin Corporation.

Kopin – The NanoSemiconductor Company®

Safe Harbor Statements

Statements in this news release about Kopin’s acquisition of Forth Dimension Displays (FDD) may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to FDD’s technology; Kopin’s projection that FDD will be accretive to 2011 earnings; Kopin’s ability to expand its product offerings and provide customers with complete system solutions that encompass reflective and transmissive display technologies; Kopin’s leadership position in full-color microdisplay technology; the interest generated by Golden-i computing headsets; and other statements that may project or imply future results, events, performance or achievements. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the potential that: Kopin may be unable to successfully integrate the acquisition; FDD may have a net loss from operations in 2011 which would negatively impact Kopin’s 2011 results of operations; FDD transacts business in currencies other than the U.S. dollar which are subject to exchange rate gains and losses, and if it incurred losses Kopin’s results of operations may be negatively impacted; FDD has a few significant customers, and the loss of a significant customer may prevent it from achieving profitability; manufacturing, marketing, economic or other issues may prevent either the adoption or rapid acceptance of FDD or Kopin’s products; Kopin may be adversely affected by competitive products and pricing; Kopin could experience the loss of significant customers, Kopin’s product forecasts may turn out to be wrong; and other risk factors and cautionary statements listed in Kopin’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 26, 2009, and Kopin’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kopin undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

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